CONFIDENTIAL DRAFT — NOT FOR RELEASE
Exhibit 99.1
ROHM AND HAAS COMPANY REPORTS FOURTH QUARTER RESULTS;
STRONG FINISH TO YEAR DRIVEN BY RECORD SALES AND RECORD
PROFITS IN ELECTRONICS AND SALT
Highlights for the Quarter:
•	Record sales of $2,343 million, up 16 percent from the prior-year period, with robust demand for Electronic Materials, favorable performance for the Salt business, strong growth for the chemical businesses in Rapidly Developing Economies, and favorable currencies.

•	Earnings per share from continuing operations were $0.91, up 20 percent versus the prior-year period. Excluding restructuring and asset impairments, earnings per share were up 11 percent.

•	Record earnings in Electronic Materials, Performance Materials and Salt more than offset continued weakness in Specialty Materials in North America.
Philadelphia, PA, January 28, 2008 - Rohm and Haas Company (NYSE:ROH) today reported fourth quarter 2007 sales of $2,343 million, a 16 percent increase over the same period in 2006, reflecting record sales for the company driven by the strong performance of Electronic Materials, Salt and the chemical businesses in Rapidly Developing Economies. The company reported fourth quarter 2007 earnings per share from continuing operations of $0.91 per share, compared to $0.76 in 2006. Excluding restructuring and asset impairment charges, earnings per share of $0.91 were up 11 percent versus the $0.82 reported in 2006.
For full-year 2007, the company reported sales of $8,897 million, an 8 percent increase over 2006, and earnings from continuing operations of $660 million, or $3.12 per share. Earnings per share excluding restructuring, asset impairments and the one-time non-cash pension charge taken in the third quarter of 2007 were $3.41 for full-year 2007, compared to $3.49 per share for full-year 2006.
“We completed the year on a strong note with record sales contributed by robust organic growth, particularly in our Electronic Materials business,” said Raj L. Gupta, chairman, president and chief executive officer of Rohm and Haas Company. “Growth in the company’s chemical businesses in Rapidly Developing Economies along with favorable performance for our Salt business also helped to deliver a strong quarter.”

	4th Quarter			Full Year
In millions except per-share			%			%
amounts	2007	2006	Change	2007	2006	Change
Sales	$2,343	$2,026	16%	$8,897	$8,230	8%
Earnings from continuing operations	$180	$167	8%	$660	$755	(13%)
Diluted earnings per share from continuing operations	$0.91	$0.76	20%	$3.12	$3.41	(9%)
Earnings from continuing operations excluding restructuring, asset impairments and pension charge	$180	$179	1%	$721	$772	(7%)
Diluted earnings per share excluding restructuring, asset impairments and pension charge	$0.91	$0.82	11%	$3.41	$3.49	(2%)
Weighted average common shares outstanding - diluted	196.8	219.1	(10%)	211.0	221.2	(5%)
“Our Vision 2010 strategy, which is intended to accelerate shareholder value through strong, profitable growth, is showing positive results,” Gupta added. “In 2007, we were able to deliver earnings within our expectations, despite steady deterioration in the U.S. building and construction markets; significantly higher than anticipated raw material, energy and freight costs; and the disappointing operating performance of our Houston monomer plant. We delivered robust growth in Rapidly Developing Economies across all chemical businesses and saw record performance from the Electronic Materials Group.”
Commenting on 2008, Gupta stated, “Although there is increasing uncertainty around the 2008 macroeconomic outlook, we continue to expect to deliver sales of approximately $10 billion for the year, with earnings per share in the $3.80 to $4.00 range, before any potential new M&A or restructuring. Our leading-edge technologies in Electronics, growing presence in Rapidly Developing Economies and strong market positions in our niche businesses should enable us to weather the challenges ahead.”
* * * *
Fourth Quarter 2007 Financial Summary
BUSINESS PERFORMANCE
Electronic Materials Group
The Electronic Materials Group is now comprised of two reportable segments, Electronic Technologies and Display Technologies, which provide materials for use in applications such as telecommunications, consumer electronics and household appliances. Sales for the Electronic Materials Group were a record $484 million in the fourth quarter of 2007, up 23 percent over the same period in 2006.
Earnings for this Group were $81 million, a new quarterly record, up 27 percent from 2006, reflecting strong demand growth.
Electronic Technologies
The Electronic Technologies segment is comprised of the company’s Semiconductor Technologies, Circuit Board Technologies and Packaging and Finishing Technologies units. Record sales for the segment of $454 million were up 16 percent versus the fourth quarter of 2006, resulting from strong semiconductor production in Asia. Sales in the fourth quarter excluding precious metals pass-through sales were also up 16 percent.
•	Semiconductor Technologies sales rose 20 percent, driven by robust demand, particularly in the Asia Pacific Region.
•	Circuit Board Technologies sales grew 11 percent as compared to the same period last year, with solid growth in Asia more than offsetting soft conditions in North America and Europe.
•	Packaging and Finishing Technologies sales rose 10 percent over the fourth quarter of 2006, with process sales up 6 percent, driven by strong demand in the Asia Pacific and North America Regions.
Earnings for this segment of $88 million were up 38 percent from 2006.
Display Technologies
In June 2007, the company acquired the assets of Eastman Kodak Company’s Light Management Films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). On November 30, 2007, the company completed the formation of SKC Haas Display Films, a joint venture with SKC, Inc., of South Korea for the development, manufacture and marketing of advanced optical and functional films used in the flat-panel display industry. These new businesses, along with process-related materials also used in the flat panel display industry previously included as part of the Semiconductor Technologies unit, form the reportable segment now referred to as Display Technologies.
Display Technologies sales of $30 million reflect the December results of the SKC Haas JV referred to above, as well as sales of products from the business acquired from Eastman Kodak and existing Rohm and Haas products. This segment reported a net loss of $7 million in the quarter, in line with the company’s forecast.
Specialty Materials Group
The Specialty Materials Group comprises three business units and represents the majority of the company’s chemical business, serving a broad range of end-use markets. Net sales for this Group were up 7 percent.
Earnings for this Group were $89 million, down 19 percent from 2006, largely resulting from high raw material, energy and freight costs, and steady deterioration in the U.S.

building and construction markets, partially offset by favorable currencies and strong results from Rapidly Developing Economies.
The results for Specialty Materials are reported under the three separate reportable segments as follows:
Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $468 million, an increase of 7 percent over the same period in 2006. Volumes in the U.S. for this business declined 2 percent in the fourth quarter compared with the prior-year period, reflecting weaker demand in housing-related markets. Demand in Europe slowed while Rapidly Developing Economies showed strong growth.
Earnings of $45 million in 2007 were down 6 percent, reflecting weaker U.S. building and construction markets and higher raw material, energy and freight costs, offset by favorable currencies as well as increased demand in the Asia Pacific and Latin America Regions.
Packaging and Building Materials
Packaging and Building Materials sales in the quarter were $453 million, up 7 percent over the same quarter in 2006, driven by favorable currencies and increased demand in Rapidly Developing Economies, partially offset by construction-related weakness in Western markets.
Earnings of $27 million were flat to the prior-year period, with favorable currencies offset by higher raw material costs. The benefit of strong demand in Rapidly Developing Economies largely offset weakness in North America and Europe.
Primary Materials
Primary Materials sales were $494 million, an increase of 4 percent over the same period in 2006. Primary Materials results include sales to our internal downstream monomer-consuming businesses, along with sales to third-party customers of Monomers, Dispersants and Industrial and Household Polymers. Third-party sales increased 5 percent over the same period last year, primarily due to favorable currencies. Captive sales were up 3 percent on higher transfer prices to reflect higher raw material costs, partially offset by lower captive volumes.
Earnings of $17 million for the fourth quarter of 2007 decreased $18 million versus the prior-year period, primarily driven by higher raw material, energy and freight costs and lagging selling-price increases.
Performance Materials Group
Sales for the Performance Materials Group were $323 million in the quarter, up 8 percent over the same period last year.

Process Chemicals and Biocides sales were up 11 percent over the same period last year, driven by generally strong demand across all products and regions, and favorable currencies.
Powder Coatings sales were up 1 percent compared to the same period in 2006, with lower demand offset by the favorable impact of currencies and higher pricing.
Earnings for the Performance Materials Group of $36 million for the fourth quarter of 2007 were up 57 percent versus the prior-year period, reflecting favorable currencies and higher selling prices.
Salt
Salt sales of $364 million were up 57 percent compared to the same period a year ago, driven by increased demand, as well as improved product mix and pricing management. Sales for ice-control use represented approximately 80 percent of the sales growth versus the prior-year period, with continued strong sales growth in non-ice applications.
Earnings for the Salt business in the quarter were $42 million, up $26 million versus the same period a year ago, the result of increased demand as well as improved product mix and pricing management. Favorable weather conditions resulting in above average demand for ice control salt contributed approximately $13 million of this increase in earnings.
Corporate
Corporate expense of $68 million was up from $46 million in the prior-year period. The increase year-on-year was primarily due to higher interest expense related to the recently issued debt used to fund the company’s accelerated share repurchase agreement executed in the third quarter of 2007. The prior-year expense included approximately $6 million in favorable one-time items.
REGIONAL PERFORMANCE
North American sales of $1,117 million were up 12 percent from the prior-year period, reflecting strong seasonal performance for the Salt business, which offset weaker demand in the U.S. building and construction markets. Excluding Salt, sales in North America were down 1 percent. Sales in Europe of $550 million were up 8 percent over the fourth quarter of 2006, led by the favorable impact of currencies and strong growth in the Rapidly Developing Economies of Central and Eastern Europe, Russia and Turkey. Asia Pacific sales of $565 million were up 32 percent over the same period in 2006, surpassing sales in Europe for the first time, largely driven by strong demand across all businesses in the region. Latin America sales of $111 million were up 16 percent over the prior-year period resulting from strong demand. Sales in Rapidly Developing Economies (which include all countries in the company’s defined Latin America Region; Central and Eastern Europe and Turkey; and the Asia Pacific Region excluding Japan, Australia and New Zealand) were up 32 percent for the quarter, representing 25 percent of total company sales in the quarter and reflecting the success of the company’s growing presence in these markets.

INCOME STATEMENT
Gross profit of $640 million in the quarter was 6 percent higher than the same period in 2006, reflecting increased volumes and the favorable impact of currencies, partially offset by higher raw material, energy and freight costs.
Selling and administrative (S & A) expense was $298 million, up 5 percent over the same period last year, reflecting most notably the unfavorable impact of currencies.
Research and development expense of $83 million was up 6 percent from the same period last year, reflecting continued investments in the company’s growth platform.
Interest expense for the quarter was $43 million, up $22 million from the same period in 2006, attributable to the recent issuance of debt to fund the $1 billion accelerated share repurchase agreement executed in the third quarter of 2007 as well as higher interest rates.
Income tax expense was $38 million, reflecting an effective tax rate of 17.1 percent, as compared to income tax expense of $42 million in the prior-year period, or an effective tax rate of 19.8 percent.
* * * *
Full-Year 2007 Financial Summary
Sales for the full year were $8,897 million, up 8 percent from the same period in 2006. The Electronic Materials Group showed strong performance with accelerating growth, particularly in the second half of the year. The Salt business benefited from favorable weather conditions in the fourth quarter, as well as improved product mix and pricing management. The Specialty Materials Group showed strong growth in all Regions outside of North America. The Performance Materials Group continued to benefit from stronger demand, particularly in the Asia Pacific and Latin America Regions, coupled with the impact of increased pricing and favorable currencies in Europe, which more than offset weakness in North America.
Sales in North America for the full year of $4,297 million were up 2 percent from 2006, reflecting strong sales for the Salt business, which more than offset weak sales to the building and construction end markets. Excluding Salt, sales in North America were down 4 percent. Sales in Europe of $2,241 million were up 10 percent compared to 2006, led by strong growth in the Rapidly Developing Economies and healthy growth in Western Europe. Asia Pacific full-year sales of $1,973 million were 19 percent over 2006, reflecting strong growth in Electronic Materials and Specialty Materials. Sales in Latin America of $386 million for the year were up 13 percent over 2006, resulting from increased demand. Sales in Rapidly Developing Economies were $2,115 million for the year, or 24 percent of total sales for the company, an increase of 22 percent over 2006.
Net earnings from continuing operations of $660 million were down 13 percent compared to 2006, primarily due to higher raw material costs, operational issues in our Houston plant, and lower demand for products serving the U.S. building and construction markets, partially offset by a lower tax rate. Excluding restructuring, asset impairments and the one-time non-cash pension charge, net earnings per share were $3.41.
Full-year income tax expense was $206 million, reflecting an effective tax rate of 23.4 percent, as compared to $274 million, or an effective tax rate of 26.3 percent for the prior-year period. Excluding one-time tax benefits, the underlying effective tax rate for the year was approximately 25.3 percent compared to the 27.9 percent effective rate for the same period in 2006.
* * * *
Strategy Update and Outlook
Progress Update on Vision 2010 Strategy
The company is making excellent progress in the implementation of its Vision 2010 strategy for accelerating value creation. Recent developments in the past several months include:
•	Opened new facilities to serve Rapidly Developing Economies including emulsions facilities in Chennai, India and Sanshui, Guangdong Province, China, and celebrated the ground-breaking of a plastic additives manufacturing facility in Turkey.

•	Formed an exclusive alliance with Basin Water, Inc., addressing the treatment of groundwater in the U.S. and Canada, initially focusing on potable water applications.

•	Announced a joint development agreement with Millipore Corporation to create new high-performance chromatography products.

•	Began operations of SKC Haas Display Films, a new joint venture between Rohm and Haas Company and SKC, Inc., which further strengthens the company’s Display Technologies segment.

•	Announced the acquisition of the FINNDISP polymer dispersions division of OY Forcit AB, a Finnish paint emulsions operation, which is expected to close by the end of the first quarter of 2008. This acquisition will strengthen the company’s position in Rapidly Developing Economies, particularly Russia, and broadens its technology offering, particularly high-performing products for low-temperature climates.

•	Entered into a strategic alliance with Syngenta AG to develop and commercialize InvinsaTM technology, a unique product for stress protection in field crops.

•	Received EPA approval through its Viance joint venture for EcoVanceTM Preservative, a high-performance, non-metallic preservative with environmental benefits for use in wood protection.
2008 Outlook
“In 2008, we expect the continuation of strong growth in the Electronic Technologies segment as well as our chemical businesses in Rapidly Development Economies. In addition, we are anticipating further deterioration in the U.S. building and construction markets for which we are prepared,” said Gupta.

Gupta added, “Last year, we successfully implemented selling-price increases in the fourth quarter to help offset the rising costs of raw materials, energy and freight. Going forward, we intend to implement further actions to recover these costs.”
The company expects annual sales in the $10 billion range, an increase of approximately 12 percent versus the prior-year period, reflecting the impact of organic growth, acquisitions, pricing and currencies. The company expects that achieving this level of sales will deliver earnings per share from continuing operations in the $3.80 to $4.00 range before any potential new M&A or restructuring, an 11% to 17% increase from the $3.41 achieved in 2007.
Further information related to these results is available through the Investors section of the company’s website, www.rohmhaas.com.
#      #      #
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information.

CONTACTS:
Investor Relations
Andrew Sandifer
Director, Investor Relations
+1-215-592-3312
ASandifer@rohmhaas.com
Media Relations
Emily Riley
Financial Communications
+1-215-592-3644
ERiley@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Percent			Percent
	2007	2006	Change	2007	2006	Change
Net sales	$2,343	$2,026	16%	$8,897	$8,230	8%
Cost of goods sold	1,703	1,423	20%	6,430	5,747	12%

Gross profit	640	603	6%	2,467	2,483	-1%

Selling and administrative expense	298	284		1,091	1,041
Research and development expense	83	78		296	286
Interest expense	43	21		120	94
Amortization of intangibles	15	14		57	56
Restructuring and asset impairments	—	17		28	27
Pension Judgment	—	—		65	—
Share of affiliate earnings, net	5	3		22	10
Other (income), net	(16)	(20)		(48)	(53)

Earnings from continuing operations before income taxes and minority interest	222	212		880	1,042
Income taxes	38	42		206	274
Minority interest	4	3		14	13

Net earnings from continuing operations	$180	$167		$660	$755

Net earnings (loss) from discontinued operation	—	9		1	(20)

Net earnings	$180	$176		$661	$735

Basic net earnings per share:
Net earnings from continuing operations	0.93	0.77		3.17	3.45
Net earnings (loss) from discontinued operation	—	0.04		0.01	(0.09)

Net earnings	$0.93	$0.81		$3.18	$3.36

Diluted net earnings per share:
Net earnings from continuing operations	0.91	0.76		3.12	3.41
Net earnings (loss) from discontinued operation	—	0.04		0.01	(0.09)

Net earnings	$0.91	$0.80		$3.13	$3.32

Weighted average common shares outstanding — basic:	193.6	216.6		207.8	218.9
Weighted average common shares outstanding — diluted:	196.8	219.1		211.0	221.2

Other Data:
Capital spending	$178	$168		$454	$404
Depreciation expense	$103	$104		$412	$407
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix I
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business Segment and Region

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Percent			Percent
	2007	2006	Change	2007	2006	Change
Business Segment
Electronic Technologies	$454	$392	16%	$1,666	$1,551	7%
Display Technologies	30	3	900%	45	13	246%

Electronic Materials Group	$484	$395	23%	$1,711	$1,564	9%
Paint and Coatings Materials	468	438	7%	2,120	2,050	3%
Packaging and Building Materials	453	423	7%	1,826	1,776	3%
Primary Materials	494	474	4%	2,078	1,979	5%
Elimination of Intersegment Sales	(243)	(236)	3%	(1,103)	(1,102)	—%

Specialty Materials Group	$1,172	$1,099	7%	$4,921	$4,703	5%
Performance Materials Group	323	300	8%	1,205	1,134	6%
Salt	364	232	57%	1,060	829	28%

Total	$2,343	$2,026	16%	$8,897	$8,230	8%

Customer Location
North America	$1,117	$993	12%	$4,297	$4,199	2%
Europe	550	510	8%	2,241	2,030	10%
Asia-Pacific	565	427	32%	1,973	1,659	19%
Latin America	111	96	16%	386	342	13%

Total	$2,343	$2,026	16%	$8,897	$8,230	8%

Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Percent			Percent
	2007	2006	Change	2007	2006	Change
Business Segment
Electronic Technologies	$88	$64	38%	$299	$242	24%
Display Technologies	(7)	—	N/A	(17)	1	-1800%

Electronic Materials Group	$81	$64	27%	$282	$243	16%
Paint and Coatings Materials	45	48	-6%	246	258	-5%
Packaging and Building Materials	27	27	—%	123	136	-10%
Primary Materials	17	35	-51%	82	158	-48%

Specialty Materials Group	$89	$110	-19%	$451	$552	-18%
Performance Materials Group	36	23	57%	100	77	30%
Salt	42	16	163%	87	40	118%
Corporate	(68)	(46)	48%	(260)	(157)	66%

Total	$180	$167	8%	$660	$755	-13%

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix II
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Provision for Restructuring and Asset Impairments by Business Segment
Pre-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Business Segment
Electronic Technologies	$1	$—	$(2)	$(1)
Display Technologies	1	—	4	—

Electronic Materials Group	$2	$—	$2	$(1)
Paint and Coating Materials	(1)	3	1	4
Packaging and Building Materials	—	—	2	5
Primary Materials	—	2	—	2

Specialty Materials Group	$(1)	$5	$3	$11
Performance Materials Group	(1)	6	9	8
Salt	—	4	—	5
Corporate	—	2	14	4

Total	$—	$17	$28	$27

After-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Business Segment
Electronic Technologies	$—	$—	$(2)	$(1)
Display Technologies	1	—	3	—

Electronic Materials Group	$1	$—	$1	$(1)
Paint and Coating Materials	—	3	1	3
Packaging and Building Materials	—	—	1	3
Primary Materials	—	1	—	1

Specialty Materials Group	$—	$4	$2	$7
Performance Materials Group	(1)	3	6	5
Salt	—	3	—	4
Corporate	—	2	10	2

Total	$—	$12	$19	$17

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Business Segment
Electronic Technologies	$132	$104	$488	$417
Display Technologies	(6)	—	(16)	2

Electronic Materials Group	$126	$104	$472	$419
Paint and Coating Materials	63	73	383	408
Packaging and Building Materials	48	53	229	256
Primary Materials	40	64	190	303

Specialty Materials Group	$151	$190	$802	$967
Performance Materials Group	61	47	206	173
Salt	77	42	204	138
Corporate	(29)	(32)	(191)	(99)

Total	$386	$351	$1,493	$1,598

(1)	EBITDA is defined as Earnings (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix III
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business

	Twelve Months Ended
	December 31,
			Percent
	2007	2006	Change
Semiconductor Technologies	$980	$889	10%
Packaging and Finishing Technologies	345	340	1%
Circuit Board Technologies	341	322	6%

Electronic Technologies Segment	1,666	1,551	7%
Display Technologies Segment	45	13	246%

Electronic Materials Group	1,711	1,564	9%

Paint and Coating Materials Segment	2,120	2,050	3%
Packaging and Building Materials Segment	1,826	1,776	3%
Primary Materials Segment	2,078	1,979	5%
Elimination of Intersegment Sales	(1,103)	(1,102)	0%

Specialty Materials Group	4,921	4,703	5%

Process Chemicals and Biocides	755	702	8%
Powder Coatings	335	332	1%
Other	115	100	15%

Performance Materials Group Segment	1,205	1,134	6%

Salt Segment	1,060	829	28%

Total Net Sales	$8,897	$8,230	8%

Appendix IV
Rohm and Haas Company and Subsidiaries
(unaudited)
Change in Net Sales by Business Segment and Region

	Three Months Ended
	December 31, 2007
	Demand	Price	Currency		Other		Total
Business Segment
Electronic Technologies	%	12%	2%	2%	—%			16
Display Technologies		27	—	4	869	*		900
Electronic Materials Group		12	2	2	7	*		23
Paint and Coatings Materials		3	—	4	—			7
Packaging and Building Materials		1	1	6	(1)			7
Primary Materials (3rd Party)		1	—	5	(1)			5
Specialty Materials Group		2	—	5	—			7
Performance Materials Group		1	2	5	—			8
Salt		48	4	5	—			57
Total	%	9%	1%	4%	2	*	%	16

Customer Location
North America	%	9%	3%	1%	(1)%			12
Europe		(4)	—	11	1			8
Asia-Pacific		23	—	4	5	*		32
Latin America		16	—	2	(2)			16
Total	%	9%	1%	4%	2	*	%	16

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

*	Includes the acquisition of 51% of SKC Haas Display Films on November 30, 2007.

	Twelve Months Ended
	December 31, 2007
	Demand	Price	Currency		Other		Total
Business Segment
Electronic Technologies	%	6%	1%	1%	(1)%			7
Display Technologies		13	(3)	(1)	237	*		246
Electronic Materials Group		6	1	1	1	*		9
Paint and Coatings Materials		1	—	2	—			3
Packaging and Building Materials		(2)	1	4	—			3
Primary Materials (3rd Party)		10	(3)	4	—			11
Specialty Materials Group		2	—	3	—			5
Performance Materials Group		1	2	4	(1)			6
Salt		21	5	2	—			28
Total	%	4%	1%	3%	—	*	%	8

Customer Location
North America	%	1%	1%	—%	—%			2
Europe		2	1	8	(1)			10
Asia-Pacific		15	—	2	2	*		19
Latin America		13	—	1	(1)			13
Total	%	4%	1%	3%	—	*	%	8

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

*	Includes the acquisition of 51% of SKC Haas Display Films on November 30, 2007.

Appendix V
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Non-GAAP Reconciliations
Reconciliation of EBITDA(1) to Net Earnings from Continuing Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
EBITDA	$386	$351	$1,493	$1,598
Asset Impairments	3	—	24	3
Interest expense	43	21	120	94
Income taxes	38	42	206	274
Depreciation expense (2)	103	104	412	403
Amortization of finite-lived intangibles	15	14	57	56
Minority Interest	4	3	14	13

Earnings from Continuing Operations	$180	$167	$660	$755

(1)	EBITDA is defined as Net Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

(2)	Excludes depreciation from the Automotive Coatings business, which is classified as a discontinued operation in our Consolidated Statements of Operations.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Reconciliation of Net Earnings from Continuing Operations excluding Restructuring, Asset Impairments, and Pension Charge(3) to Net Earnings from Continuing Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Earnings from Continuing Operations excluding Restructuring, Asset Impairments, and Pension Charge	$180	$179	$721	$772
Restructuring and Asset Impairments	—	12	19	17
Pension Charge	—	—	42	—

Net Earnings from Continuing Operations	$180	$167	$660	$755

(3)	During the third quarter of 2007, we took a $65 million pre-tax ($42 million, after-tax) charge relating to a decision rendered by the Seventh Circuit Court of Appeals regarding the Rohm and Haas Pension Plan.